Exhibit  16.1  -  Letter re: Change of Certifying Accountant


October 20, 2005



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen:

This letter will confirm that we reviewed Item 4.01 of the Form 8-K of Silver River Ventures, Inc. dated October 20, 2005, captioned "Changes in Registrant's Certifying Accountant," and that we agree with the statements made therein as they relate to HJ & Associates, LLC. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Moore & Associates, Chartered or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/S/  HJ & Associates, LLC
----------------------------------
HJ & Associates, LLC
Salt Lake City, Utah